400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389 fax: (617) 969-5730

FOR IMMEDIATE RELEASE

Contact: Timothy A. Bonang Manager of Investor Relations (617) 796-8149 www.hptreit.com

Hospitality Properties Trust Prices
$300 Million of Senior Notes due 2017

Newton, MA (March 7, 2007): Hospitality Properties Trust (NYSE: HPT) today announced the pricing of $300 million of 5.625% unsecured Senior Notes due 2017. Closing of the sale of the notes is expected to occur on March 12, 2007. HPT expects to use the net proceeds from the sale of the notes to repay a portion of the debt incurred to fund its recently completed acquisition of TravelCenters of America, Inc.

The notes will be sold to qualified institutional buyers by means of a private offering memorandum in accordance with Rule 144A under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

WARNINGS REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS REPRESENT HPT’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY MAY NOT OCCUR. FOR EXAMPLE, THE FACT THAT THIS OFFERING HAS PRICED MAY IMPLY THAT THE

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

OFFERING WILL CLOSE. THE CLOSING IS SUBJECT TO CONDITIONS CUSTOMARY TO TRANSACTIONS OF THIS TYPE AND MAY BE DELAYED OR MAY NOT OCCUR AT ALL. INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENTS.

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